EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-154975 of our report dated March 9, 2009 (May 8, 2009 as to the change in the accounting policy described in Note 2), relating to the consolidated financial statements of TNP Strategic Retail Trust, Inc. and subsidiary, for the period from October 16, 2008 (date of inception) to December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Deloitte & Touche LLP
Costa Mesa, California
February 19, 2010